Exhibit 99.1

MARTEN TRANSPORT EXPANDS DRY TRUCKLOAD OPERATIONS INTO MEXICO

MONDOVI, Wis., February 14, 2022 (GLOBE NEWSWIRE) -- Marten Transport, Ltd. (Nasdaq/GS:MRTN) today announced its dry truckload operations have begun hauling dry van products between Mexico and the U.S. with the first load delivering on time, as expected, February 11th.

This added dry van transportation service solution for Marten’s customers will enhance the already strong profitable growth of both Marten’s dry regional truckload operations and MRTN de Mexico’s refrigerated operations. With these additional services, Marten is broadening its dry truckload operations from the Company’s terminal facilities in Atlanta, Kansas City, Tampa and Phoenix into its Dallas, Laredo, and Otay Mesa facilities.

Dry Regional Truckload Profitable Growth

	Percentage	Percentage	Percentage
	Increase	Increase	Increase
	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2021 vs. 2020	2020 vs. 2019	2019 vs. 2018

Operating revenue	26.4%	5.9%	85.2%

Operating revenue, net of fuel surcharges	21.5%	9.5%	86.5%

Operating income	81.8%	59.5%	34.8%

Marten Transport, with headquarters in Mondovi, Wis., is a multifaceted business offering a network of refrigerated and dry truck-based transportation capabilities across the Company’s five distinct business platforms - Truckload, Dedicated, Intermodal, Brokerage and MRTN de Mexico. Marten is one of the leading temperature-sensitive truckload carriers in the United States, specializing in transporting and distributing food, beverages and other consumer packaged goods that require a temperature-controlled or insulated environment. The Company offers service in the United States, Canada and Mexico, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include a discussion of Marten’s prospects for future growth and by their nature involve substantial risks and uncertainties, and actual results may differ materially from those expressed in such forward-looking statements. Important factors known to the Company that could cause actual results to differ materially from those discussed in the forward-looking statements are discussed in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Tim Kohl, Chief Executive Officer, and Jim Hinnendael, Executive Vice President and Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.